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                                 EXHIBIT 14.12

                                                                   Draft 7-12-04

                          PRIVATE BRAND SALES AGREEMENT

This PRIVATE BRAND SALES AGREEMENT (this "Agreement") is made and entered into as of June 151 2004 (the "Effective Date") by and between Secure Cash Network, Inc., a Texas corporation ("SCN")1 whose principal business address is 10200 Grogan's Mill Rd., Suite 510,The Woodlands, TX 77380, and Morgan Beaumont, Inc., a Florida corporation (hereinafter "MB"), whose principal business address is 2280 Trailmate Drive, Suite 101, Sarasota, FL 34243.

                                    RECITALS
                                    --------

         A. SCN, through a network of affiliate banking and processing relationships (the "SCN Prepaid Network"), distributes at the wholesale level and services prepaid stored value cards (collectively, the "Cards") issued by First Federal Bank of Roswell, NA. (the "Issuing Bank") that are then sold at various domestic retailers to consumers (collectively, the "Cardholders") and

         B. MB provides a secure paint of sale system ("P05") for processing the sale of prepaid products and manages distribution of prepaid products at various retail locations ("MB Dealer Locations") of various retailers or retail networks that have relationships with MB ("Ms. Dealers") and

         C. MB also desires to sell Morgan Beaumont Private Brand Cards ("MB Cards"), in addition to Pronto Banco branded Cards of SCN, and SCN is willing to grant to MB certain rights to market, promote and sell such MB Cards at and from its MB Dealer Locations in exchange for certain compensation, under the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, based on the foregoing and the mutual and dependent promises contained herein, the parties hereto agree as follows:

1. APPOINTMENT OF MB AS DISTRIBUTOR

         1.1 APPOINTMENT. Subject to the limitations set forth below, SCN hereby grants to MB the exclusive rights, with respect to the MB Dealers and MB Dealer Locations set forth on SCHEDULE B attached hereto, and the programs identified on Schedule D attached hereto (the "Programs"), to distribute, market, promote, and sell the MB Cards as a member of the SCN Prepaid Network utilizing the MB POS under the terms and conditions specified in this Agreement. SCHEDULES B AND D attached hereto describe the relationship of MB to the MB Dealers or the Programs, and MB's plans to promote and sell the MB Cards to such MB Dealers. If MB is unable to sell any of the MB Cards to any of such MB Dealers or Programs for a period of three months from the date hereof, or for any continuous three-month period during the term of this Agreement, then MB's rights as to such MB Dealer or Program shall become non-exclusive.

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         1.2 ADDITION OR DELETION OF MB DEALER LOCATIONS OR MB DEALERS. Within
ten (10) days of the end of each calendar month, MB shall provide SCN with a listing of all new MB Dealer Locations that will offer the MB Cards added during the previous month, and SCN shall have the right to reject MB's sale of MB Cards at any such additional MB Dealer Locations using its commercially reasonable judgment. Unless rejected by SCN, all such MB Dealer Locations shall be deemed incorporated into SCHEDULE B. If SCN reasonably determines that a particular MB Dealer Location has violated any of the material terms of this Agreement, then SCN may direct MB in writing to refrain from accepting customer orders from that MB Dealer Location. New MB Dealers may only be added with the prior written consent of SCN.

         1.3 MB DUTIES AS DISTRIBUTOR. As a member of the SCN Prepaid Network, MB hereby agrees to permit MB Cards to be reloaded at any MB Dealer Location, and any MB Cards sold by MB shall be reloadable at any SCN Prepaid Network location. MB further consents to SCN identifying, on its website, all MB Dealer Locations as members of the SCN Prepaid Network. MB shall encourage the Dealer Locations to sell, market and promote the MB Cards to their customers.

         1.4 LIMITED AGENCY; REGULATORY AND OTHER INSPECTIONS. SCN hereby appoints MB as its sales representative with the authority to sell MB Cards and to engage in money transmission on behalf of SCN. For the sole purpose of selling MB Cards, MB shall be deemed an agent of SCN. Neither SCN nor MB may authorize sub-representatives except in compliance with applicable requirements of the Issuing Bank and VISA U.S.A. ("VISA"). SCN and MB may be subject to supervision, examination and regulation as provided by applicable federal and state law and regulations, as well as the requirements of the Issuing Bank and VISA U.S.A. MB hereby consents to inspections by federal and state authorities of its books and records relating to SCN and the Issuing Bank. MB is under a duty to act only as authorized under this Agreement, and if MB exceeds such authority, this Agreement may be terminated and MB may be subject to disciplinary action by federal and state authorities.

2. GENERAL REQUIREMENTS FOR PROMOTION OF THE CARDS

        2.1 DISPLAYS. MB will feature and enable the purchase of the MB Cards at the MB Dealer Locations and such other methods of sale (excluding telemarketing) as set forth on SCHEDULE B attached hereto, as well as certain additional MB Dealer Locations and methods that MB may serve in the future, as mutually agreed upon by the Parties in accordance with Section 1.2 above. All MB Dealer Locations may have as many displays as MB deems necessary and appropriate. MB agrees that all marketing materials developed by it or otherwise containing SCN's, STAR's, Pulse's and/or VISA's tradename, trademarks or other intellectual property rights must be approved in writing by SCN prior to use. FAILURE TO COMPLY WITH THIS PROVISION WILL BE DEEMED A MATERIAL BREACH OF THE AGREEMENT AND MAY BE GROUNDS FOR TERMINATION.

         2.2 PRINTING AND LOCATIONS. The marketing materials for the MB Cards may be customized to meet MB's requirements for merchandise carried in the MB Dealer Locations, pending compliance with existing SCM Agreements and prior written approval granted by SCN for such materials.


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         2.3 SUPPLIES. MB will be responsible for payment of any custom marketing materials, equipment, supplies and the like developed by it and used in connection with the sale of the MB Cards at MB Dealer Locations.

         2.4 PROMOTIONAL ACTIVITIES. MB will promote the MB Cards in MB Dealer Locations and Internet programs via traditional means, as applicable, subject to prior written approval of such promotional activities by SCM.

         2.5 COVENANTS. Each Party covenants that it will: (a) conduct business in a manner that reflects favorably at all times on the MB Cards and the good name, goodwill and reputation of the other Party; (b) avoid deceptive, misleading or unethical practices that are or might be detrimental to the other Party or the MB Cards; (c) make no false or misleading representations with regard to the other Party or the MB Cards; (d) not publish or employ, or cooperate in the publication or employment of, any misleading or deceptive advertising material with regard to the other Party or the MB Cards; and (e) make no representations, warranties or guarantees with respect to the MB Cards that are inconsistent with literature distributed or approved by SCN or VISA(R).

         2.6 MB's Obligations. During the term of this Agreement, MB shall perform as follows:

                  2.6.1 MB shall seek SCN's prior approval of all Programs to be submitted to the MB Dealers, which approval shall not be unreasonably withheld, prior to obligating itself to provide such Programs to MB Dealers.

                  2.6.2 MB shall market the its services to its MB Dealers in an ethical and professional manner and deliver to SCM a duly executed copy of the Program Request Form for each Program to be implemented and managed by SCN hereunder.

                  2.6.3 MB shall not supply, or knowingly allow any MB Dealer to supply, any Intellectual Property that contains profane graphics or text on the Program Website nor shall such Program Website advertise for adult entertainment, escort services or other products and services that are prohibited by SCN nor click through to websites that feature or otherwise contain adult entertainment, escort services or other products and services that are prohibited by SCN.

                  2.6.4 MB, with SCN's assistance, if requested, shall design the MB Card to be provided to each MB Dealer and any card mailers, promotional inserts and card mailing envelopes (THE "RELATED MAILING PIECES") for mailing the MB Cards to such MB Dealers. MB shall design the MB Card and the Related Mailing Pieces using the standard design and materials all in accordance with the Visa Regulations, which design and materials must be approved by SCM, Visa, the Issuing Bank, Star and Pulse; provided that SCM shall assist MB to obtain from Visa the requisite approvals for the design of the MB Card. MB shall permit SCN to brand all MB Cards on the front or reverse side, at SCN's discretion, with the SCM logos and trademarks. MB shall also permit SCN to brand all MB Cards on the reverse side with the toll-free number and the name of the Issuing Bank At MB's option, MB may design and create the Related Mailing Pieces using custom materials selected by MB at MB's sole cost and EXPENSE; PROVIDED,


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HOWEVER, that MB shall pay any incremental increase in costs for production in advance to SCN. All promotional inserts shall be provided by MB at its sole cost and expense and shall be subject to the prior written approval of SCN, which approval shall not be unreasonably withheld.

                  2.6.5 MB shall be solely responsible for any and all costs incurred by it in performing its obligations hereunder.

                  2.6.6 MB shall execute and deliver to SCN a copy of the signed Program Request Form for each Program to be implemented and managed by SCM for MB, on behalf of a MB Dealer;

                  2.6.7 MB shall be responsible for (I) billing and collecting from its MB Dealers all amounts due for any SCN Services utilized by such MB Dealers pursuant to a Program and shall bear the loss of any uncollectible amounts (except for any uncollectible amounts that arise out of or as a result of any act, omission, breach or failure to perform by SCN) and (U) deducting any applicable federal, state or local use, excise, gross receipts, sales and privilege taxes, duties, fees or similar liabilities (other than general income or property tax) from revenues received as a result of its resale of the MB Cards and shall pay the same to the appropriate authorities.

                  2.6.8 Upon receipt by MB and the MB Dealer of the Cardholder's account details in writing from SCN, MB shall cause the MB Dealer to promptly notify the Cardholders by email or by other mutually agreeable means of the establishment of an Account.

                  2.6.9 MB shall, or cause the MB Dealer to agree to, make available to SCN any and all necessary technical, operational and design resources from within MB Dealer's organization in order to assist SCN in the successful performance of this Agreement, including the implementation of the appropriate technical development and establish links to and/or from the Program's website as necessary and appropriate.

                  2.6.10 MB shall make each MB Dealer aware of any rights and obligations that are applicable to such MB Dealer under this Agreement with respect to a Program implemented by SCN for such MB Dealer.

3. REVENUE; CONSUMER FEES

         3.1 New MB Cards. The Manufacturer's Suggested Retail Price ("MSRP") for new MB Cards will be determined by MB; provided, however, that SCN shall have the absolute discretion to reject the pricing requested by MB for the MSRP and any transaction and other fees for the MB Cards.

         3.2 Reloads of Existing MB Cards. The MSRP for the reloading of existing MB Cards by MB Dealer Location consumers is $4.95 but is subject to adjustment based on market conditions in MB's sole and absolute discretion; provided, however, that SCN shall have the absolute discretion to reject the pricing requested by MB for the reloads and any transaction and other fees for the MB Cards. The price actually charged by MB Dealer Locations as a reload fee (the "Reload Fee") will be added to the load value of each reload transaction at


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the time of such reload transaction. In order to ensure compliance with consumer protection, usury and other similar laws, MB must obtain the prior written consent of SCN before any MB Dealer Location may increase the Reload Fee to an amount greater than the MSRP set by SCN from time to time for the reload of existing MB Cards.

         3.3 Fees to Cardholders, MB may charge Cardholders certain fees, which are assessed against the MB Card's balance as such fees are accrued; provided, however, that SCN shall have the absolute discretion to reject the pricing requested by MB for such fees for the MB Cards. Such fees will be fully disclosed to the consumer by MB and SCN in accordance with applicable laws, These fees are assessed outside of, and are not governed by, this Agreement. SCN will handle all consumer complaints arising out of its fee assessments outside of this Agreement and, further, MB will indemnify SCN for claims, if damages and consequences related to the fees assessed by MB to those consumers who purchase MB Cards at MB Dealer Locations.

         3.4 REFUNDS. SCN shall be responsible for providing refunds to Cardholders consisting of the load amount plus any Retail Fee or Reload Fee paid by the Cardholder. In the event SCN provides such a Cardholder refund, SCN shall have the right to receive a credit from MB for MB's proportionate share of the Retail Fee, Reload Fee or any other fees for any such refunds.

4. COLLECTION; COMMISSIONS PAYABLE TO MS

         4.1 COMMISSIONS. As full and complete compensation to MB for all of MB's efforts on SCN's behalf, SCN will pay MB the sums set forth on Schedule C attached hereto. Such commissions shall be paid to MB during the Term of this Agreement and for 6 months thereafter for the respective Cardholders which continue to purchase, and pay for, SCM products, services and programs at MB Dealer Locations. All Payments shall cease in the event this contract is terminated for cause, as defined in Section 9.2 below.

         4.2 PAYMENTS. Commission Payments to MB will be paid in United States dollars and may be paid by check or ACH transfer, in the discretion of SCN. The checks will be mailed to the address specified by MB pursuant to Section 14 below or shall be deposited directly if requested in writing by MS. Such payment, if full and complete, to MB shall fully discharge SCN's obligations to MB and any parties assisting MB including any MB Dealers. As between SCN and MB, MB will be solely responsible for any compensation due to any parties assisting MB including compensation paid to MB Dealers. Payments will be made no later than thirty (30) days after the end of the calendar month in which SCN has received payment of any revenue derived from Cardholders which MB originated and served.

         4.3 OFFSETS. SCN shall never be liable for a commission unless and until it has received in full an irrevocable fund payment from MB on behalf of Cardholder in the full amount of the load value of such Cardholder's Card. In the event SCN takes a loss on any Cardholder account or pays commission on an account for which these conditions have not been met or later are classified as unmet because of a loss of funds, SCM has the right to offset such loss, or commission, 100% against future commissions owed to MB.


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5. SON RESPONSIBILITIES

         5.1 GENERAL. SCN agrees that it will: (a) be responsible for compliance with all laws relating to the provision of MB Cards; (b) use commercially reasonable efforts to maintain its relationship with the Issuing Bank and VISA to ensure the program's continued operation; (c) not charge the Reserve Funds (as defined in Section 6.1 below) for any fees assessed to Cardholders outside of this Agreement; and (d) act to ensure that each legitimate and verified consumer who purchases a MB Card from a MB Dealer Location receives credit for the amounts loaded onto the MB Card at the MB Dealer Location and shall have the right to utilize those amounts subject to the terms and conditions of the Cardholder Agreement between the Issuing Bank and the Cardholder.

         5.2 FRAUD RECOVERY. In the event that MB discovers that a MB Card was loaded or reloaded in a fraudulent manner due consumer or employee fraud, MB may communicate to SCN via fax, phone or overnight mail information about such fraudulent transaction and SCM will use commercially reasonable efforts to attempt to deactivate the affected MB Card, recover funds loaded to such MB Card and refund such recovered funds to MB. The parties agree that time is of the essence in such a situation, and that should such a request for fraud recovery occur after the perpetrator of the fraud has spent the funds in question1 SCN will have no ability and no obligation to refund or recover such funds. SCN will cooperate fully with MB personnel in an effort to locate and prosecute the perpetrator of such fraud.

         5.3 RECORDS AND INSPECTION. MB and SCN shall keep accurate records of transactions relating to the MB Card sales and reloads. Upon the request of either Party, the other Party shall verify any records maintained by it in connection with the sale or reload of MB Cards by affidavit and shall permit the requesting Party and its duly authorized representatives to examine and inspect the responding Party's records relating to such transactions during said Party's normal business hours.

6. RESERVE REQUIREMENTS AND SETTLEMENT PROCEDURES

         6.1 RESERVE FUNDS. MB acknowledges and agrees that the Issuing Bank is the distributor of funds to Cardholders in accordance with various Cardholder Agreements between the Issuing Bank and the Cardholders, MB further acknowledges and agrees that MB Dealer Locations receive money from Cardholders for the express purpose of having such funds loaded or reloaded to the MB Cards (collectively, the "CARDHOLDER FUNDS"). MB further acknowledges that the MB Dealer Locations will pay MB the Cardholder Funds on a schedule agreed to between MB and each such Dealer Location. MB agrees that it will deposit and hold in trust on behalf of, and for the sole benefit of Cardholders, any and all funds paid to it by such MB Dealer Locations that were received by each such MB Dealer Location as Cardholder Funds. The Cardholder Funds will not be used for or deposited by MB in connection with any MB operating or general-purpose account or otherwise treated as MB property. Notwithstanding anything to the contrary contained herein, MB agrees that it shall be liable to SCN and the Issuing Bank for all load and reload values, Retail Fees and Reload Fees associated with MB Cards obtained at MB Dealer Locations, even if the MB Dealer Locations fail to forward such funds to MB. The Cardholder Funds shall be and remain the sole property of Cardholders during and after the time the Cardholder Funds are paid to each MB Dealer Location and will not be deemed the property


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of, or an asset of, MB. Furthermore, MB agrees that Cardholder Funds will not be subject to creditors (whether secured or unsecured) of MB or its affiliates, whether in connection with any bankruptcy proceeding filed by or against MB, its affiliates or otherwise. MB shall take any reasonable action necessary or appropriate, including instructing its counsel, the courts and any other third parties, to accomplish the immediate release to SCN of all Cardholder Funds, current or future, and remove such Cardholder Funds from inclusion in any MB bankruptcy proceeding, MB wilt provide the Issuing Bank with the funds necessary to cover the costs of all loads and reloads made to MB Cards at MB Dealer Locations, plus SCN's portion of the Retail Fee and Reload Fee, in advance of such loads and reloads being made and MB Cards being sold (THE "RESERVE FUNDS"). In no case shall MB be responsible nor shall the Reserve Account (as defined below) be charged or debited funds for loads not conducted at MB Dealer Locations. The Reserve Funds will be kept in an account at the Issuing Bank (THE "GOOD FUNDS ACCOUNT"). Only SCN and Issuing Bank will have withdrawal access to the Reserve Funds. The Issuing Bank will access that portion of the Reserve Funds to cover all value loaded or reloaded by Cardholders to MB Cards to move such Reserve Funds to a pooled reserve account (the "Issuing Bank
Reserve Account") maintained by the Issuing Bank which may only be accessed by the Issuing Bank. SCN will access the Reserve Funds in the Good Funds Account for SCN's portion of the Retail Fees and Reload Fees. The minimum Reserve Funds balance will initially be equal to the greater of either (a) an estimate of the value to be loaded and reloaded to the MB Cards sold at the MB Dealer Locations over two weeks or (b) $10000. SCN will adjust the minimum Reserve Funds balance requirement each seven days to the GREATER of either (a) the last fourteen days of cumulative load and reload value or (b) the average daily load and reload value for the previous month multiplied by fourteen. MB will have until the close of the next business day to send to the Issuing Bank via ACH these additional Reserve Funds after request has been made by SCN via written letter, email or fax to the attention of the Chief Financial Officer of MB, who is currently Ken Craig. The formula for the funding of the Good Funds Account by MB is as follows:

o Upon execution of this Agreement by both parties, MB will fund the non-interest bearing Good Funds Account with the minimum balance of $10,000.

o Each Wednesday and Friday, MB will send via ACH into the Good Funds Account the previous two day's cumulative value loaded and reloaded to the MB Cards, plus SCN's portion of the Retail Fees and Reload Fees associated with the sale of the MB Cards or the reload of the MB Cards on such day. Each Monday, MB will send via ACH into the Good Funds Account the previous Friday, Saturday and Sunday's cumulative value loaded and reloaded to the MB Cards, plus SCN's portion of the Retail Fees and Reload Fees associated with the sale of the MB Cards or the reload of the MB Cards on such days. If the day of the regularly-scheduled ACH to the Good Funds Account falls on a bank holiday, MB will send via ACH into the Good Funds Account the cumulative value loaded and reloaded to all MB Cards sold or reloaded since the date of the last ACH to the Good Funds Account, plus SCN's portion of the Retail Fees and Reload Fees associated with such Card sales and reloads, on the next business day following the holiday.


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o Each business day SCN will instruct the Issuing Bank to transfer funds from the Good Funds Account to the Issuing Bank Reserve Account. The total amount of funds transferred will be based on the value loaded and reloaded to the MB Cards since the last transfer.

         6.2 RESERVE FUNDS REPLENISHMENT. Each week, upon the written request of SCN, MB will send to SCN via ACH into the Good Funds Account an amount equal to the cumulative value loaded and reloaded to the MB Cards during the last fourteen days (or average day's load and reload amount multiplied by fourteen) as described above, less the balance already on deposit at that time. This total will be the new minimum Reserve Funds balance requirement in effect until the next weekly adjustment.

         6.3 RESERVE FUNDS SHORTFALL. Should the cumulative load value for loads and reloads made at any given time bring the Reserve Funds balance below 50% of the required minimum Reserve Funds balance in effect at that time, SCN will contact a MB-designated emergency contact as provided by MB to request that replacement funds be wired to SCN by MB in an amount equal to the additional money needed to bring the Reserve Funds balance back to the minimum balance in effect at that time. Should MB fail to wire these additional funds before the close of business on the following business day, or if the Reserve Funds balance should fall below 30% of the required minimum Reserve Funds balance in effect at that time, then SCN will contact MB to instruct MB to immediately halt the loading of new MB Cards and reloads of existing MB Cards at MB Dealer Locations and SCN will also be free to pursue any other rights and remedies provided under this Agreement (including emergency suspension of this Agreement in accordance with Section 9.5 herein), at law or in equity, that it deems necessary and appropriate.

         6.4 RESERVE FUNDS REFUNDS. MB will be entitled to a refund of the remaining balance of the Reserve Funds ninety (90) days from the termination of MB Card sales, If MB Card sales were never commenced pursuant to Section 9.6, any payments made to SCN shall be refunded within ten (10) days of termination of this Agreement.

         6.5 Chargeback Funds. MB shall be fully responsible for any losses due to fraud and overdrafts related to the MB Cards or any other misuse of the MB Cards. To protect SCN against losses due to fraud and overdrafts related to the MB Cards or any other misuse of the MB Cards, during the Term of this Agreement, MB agrees to fund an additional amount (the "Chargeback Funds'1) into the Good Funds Account. The initial amount of the Chargeback Funds shall be equal to the greater of two percent (2%) of the initial funding deposits, $2,000, or such greater amount required by the Issuing Bank. Within 45 days of the commencement of the initial Program established under this Agreement and thereafter, the minimum balance required of the Chargeback Funds shall be equal to two percent (2%) of the total Loads under the MB Cards in the immediately preceding month (THE "MINIMUM CHARGEBACK FUNDS BALANCE"). If the balance of the Chargeback Funds falls below the Minimum Chargeback Funds Balance, MB shall deposit funds with SCN sufficient to increase the amount of the Chargeback Funds to maintain such Minimum Chargeback Funds Balance. If the Minimum Chargeback Funds Balance is not so maintained, SCN reserves the right to stop allowing MB Cards to be issued or to take such other action as it deems appropriate. From time to time, the parties will analyze this requirement to ensure that it is accurately tied to actual and potential losses.


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7. INTELLECTUAL PROPERTY

         7.1 INTELLECTUAL PROPERTY OWNERSHIP. Each party shall retain all right, title and interest, including all copyrights, patent rights, and rights in trademarks, service marks, logos and commercial symbols as well as all other intellectual property rights as listed on Schedule A attached hereto and incorporated herein by reference, and all goodwill associated therewith (collectively, "INTELLECTUAL PROPERTY"). Neither party shall acquire any interest in the other party's Intellectual Property or any other products, services or materials, or any copies or portions thereof, provided by such party pursuant to this Agreement, and any commercial use of the Intellectual Property other than pursuant to this Agreement is strictly prohibited.

         7.2 LICENSE OF TRADEMARKS. No Intellectual Property owned by either Party or licensed to either Party by any third party may be used or reproduced by the other Party in any manner, shape or form without the prior written permission of the Party owning the Intellectual Property rights.

         7.3 RESERVATION OF RIGHTS IN TRADEMARKS. All rights not expressly granted herein with respect to either Party's Intellectual Property are reserved to that Party. Nothing contained herein shall limit either Party's right to license its Intellectual Property to any third party. It is expressly understood and agreed that, as between the Parties, that each Party's Intellectual Property and all right, title and interest therein are and shall remain the sole and exclusive property of the Party initially owning said Intellectual Property.

8. WARRANTIES AND DISCLAIMER

         8.1 NO CONFLICT Each party represents and warrants to the other party that it is under no current obligation or restriction, nor will it knowingly assume any such obligation or restriction that does or would in any way interfere or conflict with, or that does or would present a conflict of interest, concerning the performance to be rendered hereunder or the rights and licenses granted herein.

         8.2 INTELLECTUAL PROPERTY WARRANTY. Each party represents and warrants to the other that it has full and sufficient right, title and authority to grant the rights and/or licenses granted to the other under this Agreement.

9. TERM AND TERMINATION

         9.1 TERM. The initial term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until the third anniversary of the Effective Date (the "INITIAL TERM"). This Agreement shall automatically thereafter renew for additional twelve (12) month terms, unless written notice of termination is sent to the non-canceling party in accordance with the Notice provisions of this Agreement at least 90 days prior to expiration of the Initial Term or any subsequent term.

         9.2 TERMINATION. If either Party materially breaches any term or condition of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice of the breach, the non-breaching Party may terminate this Agreement on written notice at any time following the end of such


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thirty (30) day cure period. This Agreement shall terminate immediately upon notice if either Party (a) becomes insolvent (i.e., becomes unable to pay its debts in the ordinary course of business as they come due); (b) makes an assignment for the benefit of creditors; Cc) commences, or has commenced against it, a proceeding under any bankruptcy, insolvency or debtor's relief law; (d) has a receiver appointed over ft; or (e) has ceased its ongoing business operations. In any event, SCN will be fully responsible to continue to fund any and all Card sales and reloads that are processed after this Agreement's termination. Sections 4, 5, 6, 9, 10, 11, 12, and 13 will survive termination or expiration of this Agreement for any reason.

         9.3 SECTION 365(N) OF BANKRUPTCY CODE. All rights and licenses granted under or pursuant to this Agreement by either Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, 11 U.S.C. Section 101, et seq. (the "BANKRUPTCY CODE'), licenses of rights to "intellectual property" as defined under Section 101(56) of the Bankruptcy Code. The Parties agree that each Party as licensee of such rights and licenses shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code, provided such licensee party abides by the terms of this Agreement.

         9.4 EFFECT OF TERMINATION. Upon termination or expiration of this Agreement (i) any licenses granted hereunder shall terminate; (ii) each Party shall return to the other all copies of any Confidential Information (as defined below), and all documents, content or other materials provided to such party by the other hereunder; (Hi) MB shall immediately cease the sale of all MB Cards in its possession and shall immediately cease all use of the Intellectual Property of SCN; (iv) all payments of fees then due shall-be paid upon such termination; and (v) each Party's rights and obligations with respect to fees payable hereunder, in accordance with Section 4 of this Agreement, and such other provisions that by their nature are intended to survive termination, shall survive the termination of this Agreement.

         9.5 EMERGENCY SUSPENSION. Upon fax or written notice to MB by SCN, MB agrees to immediately (within 24 hours1 or, if the day of such notice falls on a Saturday, Sunday or a holiday, on MB's next business day) halt the sale and/or reload of MB Cards within all MB Dealer Locations selling or reloading the MB Cards or of Internet programs. MB represents that it owns the technology necessary, or has the contractual ability through a third party, to halt sales and reloads of MB Cards at all MB Dealer Locations without regard to whether the MB Dealer Locations are cooperative in halting such sales or reloads. Reasons for invoking an "emergency suspension" may include (a) a regulatory change; (b) the need to protect or preserve property; (c) the failure to fund any shortfall of the Reserve Funds in accordance with Section 6.3 herein, or (d) any other reason, determined by SCN using commercially reasonable judgment, that constitutes an immediate need to halt Card sales and reloads. In the event of such emergency suspension, SCN and MB will have fifteen (15) days from the date of such emergency termination notice to mutually decide whether to resume Card sales and/or reloads. If the parties fail to mutually agree to resume Card sales and/or reloads during this 15-day period, this Agreement shall be terminated solely with respect to those MB Dealer Locations at which Card sales and reloads were suspended on the earlier of either (a) the date upon which one or both parties determine(s) that Card sales and/or reloads shall not be resumed at such

MB Dealer Locations or (b) the close of business on the lST day following the date of the emergency suspension notice. MB will provide SCN with the name and 24- hour contact information of an emergency MB contact with the authority and ability to immediately halt all Card sales and reloads at MB Dealer Locations.

         9.6 ASSOCIATION AND BANK APPROVAL. All facets of this Agreement are subject to approval by VISA and the Issuing Bank. Should VISA or the Issuing Bank not approve the program for whatever reason, or once approved, rescind such prior granted approval, then this Agreement will terminate subject to the provisions of Section 9.4 herein.

10. INDEMNIFICATION

Each party (the "INDEMNIFYING PARTY") shall indemnify, defend and hold harmless the other party (the "INDEMNIFIED PARTY") from any and all damages, liabilities, costs and expenses (including reasonable attorneys' fees) incurred by the Indemnified Party arising out of any claim related to the promotion, sale or funding of the Card: (1) alleging that the Indemnifying Party has infringed any patent, copyright, trademark or trade right secret of a third party; (2) alleging any breach of any representation or warranty of the Indemnifying Party contained in this Agreement and any Schedule hereto; (3) with respect to any claim by a consumer or regulating authority with respect to any fees or charges assessed by SCN to those consumers who purchase MB Cards at MB Dealer Locations; or (4) in connection with the performance of any act, any failure to act or the commission of any criminal act by any of its employees or agents in connection with the promotion, sale or funding of the Card. The Indemnifying Party's obligations under this Section 10 are expressly conditioned upon the Indemnified Party promptly notifying the Indemnifying Party in writing of any such claim and promptly tendering the control and the defense and settlement of any such claim to the Indemnifying Party at Indemnifying Party's expense and with Indemnifying Party's choice of counsel. Each Indemnified Party shall cooperate with the Indemnifying Party, at the Indemnifying Party's expense, in defending or settling such claim. Notwithstanding the foregoing, the Indemnified Party may join in the defense of such action with counsel of its choice at its own expense.

11. DISPUTE RESOLUTION, WAIVER OF RIGHT TO TRIAL BY JURY

         11.1 ANY litigation, claim, dispute, suit, action, controversy, proceeding or otherwise (a "claim") arising out of or relating in any way to this Agreement, except claims related to Confidential Information (as defined below)1 will be:

                  (a) FIRST, submitted to non-binding mediation before (i) a mutually agreeable mediation service or mediator or (ii) Judicial Arbitration and Mediation Service if no agreement can be reached on a mediator or mediation organization. On election by any party, arbitration and/or any other remedy allowed by this Agreement may proceed forward at the same time as mediation, In the mediation, each party shall be represented by an individual authorized to make binding commitments on its behalf and may be represented by counsel. In addition, each party may, with permission of the mediator, bring such additional persons as are needed to respond to questions, contribute information and/or participate in the negotiations. The mediator shall be disqualified as a witness, consultant, expert or counsel for any party with respect to the dispute and any related matters.

                  (b) SECOND, if neither party desires mediation (or if such mediation is not successful in resolving such claim), submitted to and finally resolved by binding arbitration before and in accordance with the arbitration rules of the American Arbitration Association for complex cases (providing for full discovery to the Parties) or similar alternate disputes resolution services (also providing full discovery to the Parties) mutually agreed upon by the Parties. In each case, the parties to any mediation/arbitration will execute appropriate confidentiality agreements, excepting only such public disclosures and filings required by law.

         11.2 Any mediation/arbitration will be exclusively conducted in Montgomery County, Texas, to facilitate participation of important individuals and availability of documents to the resolution of the matter. Except as expressly provided below, the parties to any mediation or arbitration will bear their own costs, including attorney's fees. The parties to the dispute shall share the fees and expenses of the mediator(s), arbitrator(s), mediation organization and/or arbitration organization equally, Any claim will be resolved, and any mediation/arbitration will be conducted, on an individual basis only and not on a class-wide, multiple plaintiff or similar basis. On request of any party to a claim, a court reporter will provided to record the proceedings but the party so requesting will bear the fees and charges incurred in connection therewith and the Parties contributing to such reporting costs shall be the only ones to receive a transcript of the proceedings. The arbitrator will be required to issue a written award, specifying the facts found and the law applied. The arbitrator may award or otherwise provide for temporary restraining orders, preliminary injunctions, injunctions, attachments, claim and delivery proceedings, temporary protective orders, receiverships and other pre-judgment, equitable and/or interim relief as appropriate pending final resolution by binding arbitration of a claim, as well as in connection with any such final resolution, and may issue summary orders disposing of all or part of a claim at any point Each participant must submit or file any compulsory counterclaim (as defined by the applicable rule under the Federal Rules of Civil Procedure) within the same proceeding as the claim to which it relates or be forever barred. Any offers, discussions, negotiations, mediations or otherwise in connection with possible resolution of any claim may not be introduced for any purpose in any arbitration proceeding, court proceeding or otherwise.

         11.3 Judgment on any preliminary or final arbitration award may be entered 1ff any court having jurisdiction and will be binding, final and appealable.

         11.4 Each party knowingly WAIVES ALL RIGHTS TO TRIAL BY A COURT OR JURY to resolve any claims arising out of or in any way relating to this Agreement (other than claims related to Confidential Information), understanding that arbitration may be less formal, may use different rules of procedure and evidence and that appeal of arbitration awards is generally less available.

12. DAMAGES AND INJUNCTIVE RELIEF

         12.1 LIMITATION ON DAMAGES. The parties to this Agreement each waive any right to recover, and any rights to make claims for, punitive, exemplary, multiple, pain-and-suffering, mental distress, incidental, indirect, consequential, special, and/or similar damages under any theory whatsoever, even if the party from whom such damages are sought is aware of the possibility of such damages. SCN's maximum liability to MB shall be limited to an amount equal to the net Retail Fees and Reload Fees paid from MB Dealer Locations to SCN during the 180 day period prior to SCN's receipt of written notice of the alleged breach, and MB's maximum liability will be limited to an amount equal to the net Retail Fees and Reload Fees paid from MB Dealer Locations to SCN during the 180 day period prior to MB'S receipt of written notice of the alleged breach, plus any funds held in the Good Funds Account or required hereunder to be transmitted to the Good Funds Account. The parties have agreed on this limitation in recognition of the fact that the calculation of any actual damages would be exceedingly difficult and subject to speculation and possible abuse and that the foregoing compromises benefit both parties equally. THE LIMITATION OF LIABILITY SET FORTH IN THIS SECTION 12.1 SHALL NOT APPLY TO ANY FAILURE BY MB TO TRANSMIT CARDHOLDER FUNDS TO SCN AS SET FORTH IN THIS AGREEMENT.

         12.2 INJUNCTIVE RELIEF. The parties agree that in the event of a breach of Section 13 below, the disclosing party could suffer irreparable harm for which monetary damages would be inadequate, and therefore, in addition to any other remedy that the disclosing party might have at law or in equity, injunctive relief may be appropriate. Neither Party will be required to post a bond in order to obtain any injunctive or other equitable relief and that a Party's only remedy if an injunction or other equitable relief is entered against it will be to obtain dissolution of such injunction or other order.

13. CONFIDENTIALITY

         13.1 CONFIDENTIAL INFORMATION. Each party acknowledges and agrees that, in the course of this Agreement and the parties' relationship, it may be given access to or otherwise obtain such information of the other party as such other party reasonably considers confidential or proprietary ("CONFIDENTIAL INFORMATION"). Without limitation of the foregoing, all unique and original ideas, concepts, marketing plans, research results, business plans, Intellectual Property, and this Agreement, shall be considered Confidential Information.

         13.2 EXCEPTIONS. The obligations set forth herein shall not apply to the extent that information: (i) is now in, or subsequently enters through no fault of the receiving party, the public domain; (H) is known to the receiving party without restriction, prior to receipt from the disclosing party; (Hi) is received from any third party reasonably known by such receiving party to have a legal right to transmit such information, and not under any obligation to keep such information confidential; (iv) is independently developed by the receiving party's employees or agents provided that the receiving party can show that those same employees or agents had no access to the Confidential Information received hereunder; or (v) is required to be disclosed under applicable law or in a judicial or other governmental investigation or proceeding, provided the disclosing party has been given prior notice and opportunity to contest the need for such disclosure or to seek a protective order therefore.

         13.3 USE OF CONFIDENTIAL INFORMATION. Each party hereby agrees to hold the other party's Confidential Information in strict confidence, and shall not disclose such Confidential Information, or any part thereof, to any third-party, except those of its officers, employees, consultants, or professional advisors on a need to know basis in order for the receiving party to perform its obligations hereunder, provided that such officers, employees, consultants, or professional advisors shall, prior to any disclosure, have expressly agreed to be bound to confidentiality obligations no less strict than those described herein. Each party shall remain solely responsible to the other party for the conduct of its employees and agents with respect to the Confidential Information.

14. MISCELLANEOUS

         14.1 ASSIGNMENT. Neither party may assign this Agreement or any rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other party. However, no consent shall be required for either party to assign this Agreement, along with such party's rights and obligations hereunder, in connection with the merger, consolidation or acquisition of such party or the sale of all or substantially all of its assets. Any attempted assignment in violation of this Section 14.1 shall be void.

         14.2 NOTICES. Any notices and other communications required or permitted under this Agreement shall be effective if in written form and delivered personally or sent by fax, Federal Express or other generally recognized overnight carrier or by First Class U.S. Mail, with postage prepaid, addressed to the parties at the addresses set forth on the signature page to this Agreement. Unless otherwise specified herein, such notices or other communications shall be deemed effective (and to have been received) (a) on the date delivered, if delivered personally; (b) one (1) business day after being sent, if sent by Federal Express or other generally recognized overnight carrier; (c) one (1) business day after being sent, if sent by fax with confirmation of good transmission and receipt; or (d) three (3) business days after being deposited in the U.S. Mail, First Class, with postage prepaid. Each of the parties hereto shall be entitled to specify another address for receiving notices by giving notice thereof to the other party as set forth herein.

         14.3 RELATIONSHIP OF THE PARTIES. Other than the limited agency set forth in Section 1.2 of this Agreement, SCN and MB are independent parties, and nothing contained in this Agreement shall be deemed or construed to create the relationship of principal and agent or of partnership or joint venture, and neither party shall hold itself out as an agent, legal representative, partner, subsidiary, joint venturer, servant or employee of the other. Neither party nor any officer or employee thereof shall, in any event, have any right collectively or individually to bind the other party, to make any representations or warranties, to accept service of process, to receive notice, or to perform any act or thing on behalf of the other party, except as authorized in writing by such other party in its sole discretion.

         14.4 FORCE MAJEURE. Neither party shall be liable for any delay or failure in its performance of any of the acts required by this Agreement when such delay or failure arises from circumstances beyond the control and without the fault or negligence of such party. Such causes may include, without limitation, acts of God, acts of local, state or national governments or public agencies, acts of public enemies, acts of civil or military authority, labor disputes, material or component shortages, embargoes, rationing, quarantines, blockades, sabotage, utility or communication failures or delays, earthquakes, fire, flood, epidemics, riots or strikes. The time for performance of any act delayed by any such event may be postponed for a period equal to the period of such delay.

         14.5 TIME. Time is of the essence of this Agreement with respect to each and every provision of this Agreement in which time is a factor.

         14.6 CUMULATIVE REMEDIES. Unless expressly set forth herein to the contrary, all remedies set forth herein are cumulative and are in addition to any and all remedies provided either party at law or in equity.

         14.7 WAIVER AND MODIFICATION. No purported waiver by either party of any provision of this Agreement or of any breach thereof shall be deemed to be a waiver of such provision or of any subsequent breach of the same or any other provision hereof, nor shall either party's continued dealing with the other party following a breach of any provisions hereof be deemed to be a waiver of such or any other breach. No change in, modification of, or addition, amendment or supplement to this Agreement shall be valid unless set forth in writing and signed by each of the parties hereto.

         14.8 SUCCESSORS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         14.9 APPLICABLE LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas, without regard to the conflict of laws provisions thereof.

        14.10 ENTIRE AGREEMENT This Agreement, inclusive of all schedules attached hereto, sets forth the entire agreement between the parties hereto, and supersedes all prior agreements or understandings between the parties pertaining to the subject mailer hereof.

         14.11 SEVERABILITY. If any provision of this Agreement (or any portion thereof) is determined to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding on the parties hereto and enforceable in accordance with their terms, as though the invalid or unenforceable provision (or portion thereof) was not contained in this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and first year above written.

SECURE CASH NETWORK, INC.                    MORGAN BEAUMONT, INC.
A Texas corporation                          A Florida corporation

By:____________________________              By: ______________________________
   Greg Bloh , CEO                               Cliff Wildes CEO


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

                                   SCHEDULE A

                                   TRADEMARKS


SCN
---
Secure Cash
Secure Cash Network
Secure Cash Payday
Pronto Banco
Paga Rapido
The Gold Key Logo
Gold Key Network
Gold Key Center
"Look for the Gold Key"

MORGAN BEAUMONT, INC.
---------------------
Morgan Beaumont Money Card
Morgan Beaumont ATM Card
Morgan Beaumont Payroll Card
Morgan Beaumont Stored Value
Morgan Beaumont Debit Card
Morgan Beaumont Load Network
EVault
Evault Storage
Aqui & Alla

                                   Schedule B

                  EXCLUSIVE MB DEALERS AND MB DEALER LOCATIONS

MB Dealer and MB Dealer
Locations
Relationship To MB
Plan for Selling MB Cards
All Mexico Express stores and locations
FTD Florist locations
PostalNet Locations
Radial Comercio USA locations
Tornado Bus Company
El Conejo Bus Lines Inc.
Radio Shack

                                   Schedule C

                             PURCHASE PRICE SCHEDULE

The following commissions are payable to MB during the Term of this Agreement and for 6 months thereafter for the respective Cardholders which continue to purchase, and pay for, MB or SCN products, services and programs at MB Dealer Locations. These commissions shall be payable only it MB continues to service the MB Dealer Locations including personal contact for the purpose of explaining the SCN products, training the employees of MB Dealer Locations in the implementation of the SCN products and continuing personal contact with MB Dealer Locations and its employees in order to promote the use of the SCN products. In the event MB shall not perform the described services, each item of the following commission schedule may be reduced in order that SCM can cover the cost of performing those services itself or obtaining a third party to do so. MB shall only be entitled to commissions if all other terms and conditions of the Agreement are met. MB shall solely determine the amount (if any) of the commission earned to be paid to the participating MB Dealer Locations.

COMMISSION STRUCTURE

CARDHOLDER SERVICE SCHEDULE

Cardholder
Retail Fees
MB Buy Rate
MB Commissions
Cardholder Packet
2 ATM Debit cards Retail Pkg (Purchased bulk, gty >5,000)(1)
Visa Logo Hologram (pkg and ship)

1A2. Loadl Re-Ioad

Activation Fee (2)
$x.xx (3)
Load/Re-load Retail charge (2)
$x.xx (3)
Card to card Transfer (2)
$0.50 (3)
Ad-I LoadiLcad Failure (2)
$x.xx (3)
Batch Load (plus $5.00 processing fee per batch by Bank) (2)
$x.xx (3)
Monthly Maintenance
Maintenance card (MB Card) (2)
$x.xx (3)
ATM within united States
ATM Withdrawal (2)
$x.xx (3)
ATM Withdrawal Decline or Balance Inquiry (2)
$x.xx (3)

ATM outside United States

ATM Withdrawal (2)
$x.xx (3)
ATM Withdrawal Decline or Balance Inquiry (2)
$x.xx (3)
POS Purchase within the United States
POS Purchase (2)
$x.xx (3)
P05 Purchase Decline (2)
$x.xx (3)
P05 Purchase outside the United States
P05 Purchase (2)
$x.xx (3)
P05 Purchase Decline or Balance Inquiry (2)
$x.xx (3)
Other Fees
Bill Payment TBD
Account Liquidation Fee $xx.xx
$xx.xx $x.xx
Returned Check Fee (ACH) $xx.xx
$xx.xx $x.xx
Overdraft Fee $xx.xx
$xx.xx $x.xx
Inactivity Feelmo after 90 days $x.xx
$x.xx $x.xx

(1) -- MB is responsible for the all of the cost of printing, production and distribution of cards, cardholder agreements, pin cards, mailers, etc.

(2) -- Cardholder Fees to be established by MB for MB Cards in accordance to this Agreement.

(3) -- Commission are calculated by subtracting the MB Buy Rate column from the Cardholder Retail Fees column SCN may modify commissions from time-to-time upon 30-days written notice to MB to reflect changes in third party costs for processing and reporting by SCN.

(4) -- Morgan Beaumont Private Brand Sales Agmt v3f 18

                                   Schedule D

                               EXCLUSIVE PROGRAMS

Programs
Relationship to MB
Plan for Selling MB Cards
Royal Card and/or Ami Golan
Blackstone
USXP Capital, or Neauve' Riche/ Brett Hudson
MagicCash Card (Magic Johnson)
4hV
Morgan Beaumont Private Brand Sales Agmt v3f 19